Exhibit 99.2

DURIPANC, Mid-Year Interim Clinical Progress Update

A Phase I/II Open Label Study of Durvalumab (Imfinzi) and Rintatolimod (Ampligen) in Pancreatic Cancer Patients with Stable Disease Post-FOLFIRINOX

Study Title: Combining Anti-PD-L1 Immune Checkpoint Inhibitor Durvalumab With TLR-3 Agonist Rintatolimod in Patients With Metastatic Pancreatic Ductal Adenocarcinoma for Therapy Efficacy (DURIPANC) (NCT05927142)

Study Type: Single-arm, exploratory, immunotherapy combination

Population: Metastatic pancreatic ductal adenocarcinoma (PDAC)

Therapeutic Regimen: Durvalumab (anti–PD-L1) + Rintatolimod (TLR3 agonist)

Post-Chemotherapy Setting: Stable disease after 8 cycles of FOLFIRINOX

End Points

The primary objective of the safety run-in (phase Ib) is to determine the safety of combination therapy with durvalumab and rintatolimod. The primary objective of the phase II trial is to determine the clinical response rate of combination therapy with durvalumab and rintatolimod. The secondary objective is to explore the immunogenic effect, assess the quality of life, and survival rates after combination therapy.

Phase 1 – Safety study successfully completed

Patient Enrollment and Treatment

●	Total Patients Enrolled to Date: 14

●	Eligibility Criteria: Confirmed PDAC, radiographically stable disease post-standard of care FOLFIRINOX x8 cycles, ECOG status:0–1

●	Treatment: Durvalumab 12 doses administered once every 28 days and Rintatolimod administered twice per week for six weeks or until progression or unacceptable toxicity

Mid-Year (Preliminary) Results (Cutoff: July 1, 2025)

Safety

●	Toxicity - No grade ≥2 immune-related or systemic toxicities reported to date

Efficacy

●	Progression-Free Survival (PFS) - Among the 14 patients evaluable for progression-free survival, eight patients experienced disease progression within 6 months of treatment initiation. Three patients had a progression-free survival (PFS) duration of more than 6 months. At the time of data cutoff, 3 patients remained progression-free and were still under active follow-up.

●	Overall Survival (OS) - Of the 11 patients evaluable for overall survival, seven patients (64%) achieved an overall survival (OS) duration greater than 6 months.

Quality of Life

Patient-reported outcomes indicated a consistently high level of quality of life (QoL) throughout the treatment period. This is particularly notable given that patients with advanced disease typically experience substantial symptom burden and functional decline.

In the context of a Phase I/II study, where the primary objectives often include safety, tolerability, and preliminary signals of efficacy, the preservation or improvement of quality of life serves as a critical complementary endpoint.

Ongoing Work

Immuno-monitoring, including paired tumor biopsies and longitudinal peripheral blood analysis, is underway and will be reported in the final analysis.

Context and Comparison to Other Trials

Pancreatic ductal cancer has limited immunotherapy responsiveness, particularly in unselected PDAC populations. Following FOLFIRINOX, maintenance or second-line immunotherapies have historically shown limited benefit:

●	POLO Trial (Olaparib in BRCA-mutated PDAC): Median PFS 7.4 months vs 3.8 months (placebo), but only applicable to 5-7% of patients with germline BRCA mutations.

●	NCT02583477 (Durvalumab ± Tremelimumab post-chemotherapy): Minimal benefit; median PFS <2 months, no confirmed responders.

●	IMM-101 (NCT01303172): Added immunotherapy to chemo upfront, showed modest OS improvement (2 months), but failed to change standard of care.

Compared to these data, the DURIPANC study Mid-Year interim data shows promising early signs of no significant toxicity and encouraging PFS and OS:

●	No significant toxicity, an encouraging safety profile for a post-chemo setting

●	21% of patients have PFS >6 months (3/14), with an additional 21% not yet progressed

●	OS >6 months in the majority (64%) of eligible patients—potentially better than expected in this setting

While the cohort remains small and non-randomized, these results suggest potential benefit of combining innate immune modulation by Rintatolimod (Ampligen) in combination with checkpoint inhibition by Durvalumab (Imfinzi) in PDAC following FOLFIRINOX standard of care chemotherapy. Pending immune-monitoring data may elucidate mechanistic insights and identify predictive biomarkers to identify patients most likely to benefit from combination therapy.

Conclusions and Next Steps

●	Durvalumab (Imfinzi) + Rintatolimod (Ampligen) is well-tolerated in post-FOLFIRINOX PDAC patients

●	Preliminary survival data are encouraging, especially given the historical difficulty of improving outcomes in this setting

●	Immunologic correlatives and further follow-up are essential to determine the biological activity and durability of response

A final report will follow with complete immunologic analyses and updated survival data.